Exhibit 10.1

EXECUTION COPY

AMENDED AND RESTATED MANAGEMENT AGREEMENT

THIS AMENDED AND RESTATED MANAGEMENT AGREEMENT (the “Agreement”) is entered into as of January 16, 2009 and deemed to be effective as of April 30, 2008 (the “Effective Date”), by and between THORNBURG MORTGAGE, INC., a Maryland corporation (the “Company”), and THORNBURG MORTGAGE ADVISORY CORPORATION, a Delaware corporation (the “Manager”), with respect to the following:

WHEREAS, the Company is engaged in the business of originating, acquiring, securitizing, servicing and retaining investments in mortgage securities (“Mortgage Securities”) and mortgage loans (“Mortgage Loans” and, together with Mortgage Securities, “Mortgage Assets”) and has qualified for the tax benefits accorded to a real estate investment trust (“REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”);

WHEREAS, the Company desires to continue to retain the Manager to manage the assets and operations of the Company and to perform administrative services for the Company in the manner and on the terms set forth herein;

WHEREAS, the Company and the Manager entered into that certain Amended and Restated Management Agreement dated as of July 1, 2004, as amended by Amendment No. 1 to Amended and Restated Management Agreement dated as of March 31, 2008 and Amendment No. 2 to Amended and Restated Management Agreement dated as of April 22, 2008 (the “Original Management Agreement”), which the Company and the Manager now desire to amend and restate in its entirety in the form below;

WHEREAS, the Manager shall comply with all laws applicable to it and arising in connection with this Agreement;

WHEREAS, on March 31, 2008 the Company entered into a financing transaction whereby it raised up to $1.35 billion through a private offering of senior subordinated secured notes, warrants to purchase shares of the Company’s common stock and participations in the principal of the Company’s mortgage-backed securities portfolio financed with reverse repurchase agreement (the “Financing Transaction”) with MP TMA L.P., MP TMA (Cayman) L.P. and their affiliates (collectively “MatlinPatterson”) participating as lead investor; and

WHEREAS, the Company, the Manager, Thornburg Mortgage Hedging Strategies, Inc. and Thornburg Mortgage Home Loans, Inc. entered into that certain Amended and Restated Override Agreement, dated as of December 12, 2008 (the “Override Agreement”), with the counterparties named therein (the “Counterparties”) which superseded the Original Override Agreement as defined below.

NOW THEREFORE, in consideration of the mutual agreements herein set forth, the parties hereto agree as follows:

SECTION 1. Definitions. The following terms shall have the meanings assigned to them below. In addition, all references to the “Company” in this Agreement shall mean Thornburg Mortgage, Inc. and its subsidiaries, unless the context otherwise requires:

(a) “Affiliate” means Affiliate as defined in the Company’s Bylaws.

(b) “Average Net Worth” means for any period the average of the sum of the gross proceeds from any offering or exchanges of its common equity securities by the Company, before deducting any underwriting discounts and commissions and other expenses and costs relating to the offering or exchange, and shall exclude the Company’s retained earnings, computed by taking the average of such values at the end of each month during such period, and shall be reduced by any amount that the Company pays for the repurchases of its common stock. For the avoidance of doubt, common stock issued to redeem or exchange preferred stock, debt securities or other indebtedness of the Company shall be counted towards the calculation of Average Net Worth.

(c) “Board of Directors” shall mean the board of directors of Thornburg Mortgage, Inc.

(d) “Financing Transaction Agreements” shall mean the definitive agreements entered into by the Company on March 31, 2008 in connection with the Financing Transaction;

(e) “GAAP” mean generally accepted accounting principles set forth in the statements, opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of the Effective Date.

(f) “Governing Instruments” means the articles or certificate of incorporation and bylaws in the case of a REIT or a corporation.

(g) “Independent Directors” shall refer to each member of the Board of Directors who (i) does not have, and does not have any family member with, any direct or indirect economic interest in the Manager, as a director, officer, employee, equityholder or otherwise, (ii) is not directly or indirectly controlling or controlled by, or is not otherwise an affiliate of, the Manager, and (iii) is otherwise determined to be “independent” in accordance with the Company’s Governing Instruments and, if applicable, the rules of any national securities exchange on which the Company’s common stock is listed.

(h) “Investment Company Act” means the Investment Company Act of 1940, as amended.

(i) “Investment Advisers Act” means the Investment Advisers Act of 1940, as amended.

(j) “Net Income” means the net income available to shareholders of the Company’s common stock (prior to taking into account any dividends accrued on preferred stock, other than to the extent such dividends are actually paid), calculated on a consolidated basis in accordance with GAAP before taking into account any current or future amortization, accretion or any non cash balance sheet reclassification of any premium, discount or deferred gain or loss on any asset, liability or hedging instrument (existing or terminated) reflected on the Company’s balance sheet prior to January 1, 2009 (other than fixed asset depreciation which will be included); provided, however, that Net Income may also be further adjusted to exclude additional one-time events pursuant to GAAP, as well as additional non-cash charges, after discussion between the Manager and the Independent Directors and following approval by a majority of the Independent Directors.

(k) “Original Override Agreement” means that Override Agreement, dated as of March 17, 2008, among the Company, Thornburg Mortgage Hedging Strategies, Inc. and the Counterparties, as amended by Amendment No. 1 thereto, dated as of March 27, 2008 and Amendment No. 2 thereto, dated as of April 28, 2008.

(l) “Return on Equity” means for any quarter the quotient obtained by dividing the Company’s annualized Net Income for the quarter by the Company’s Average Net Worth for the quarter.

SECTION 2. General Duties of the Manager. Subject to the supervision of the Board of Directors, the Manager shall provide services to the Company and, to the extent directed by the Board of Directors, shall provide similar services to any subsidiary of the Company as follows:

(a) serve as the Company’s consultant with respect to the formulation and updating of investment criteria and policy guidelines for consideration by the Board of Directors (“Guidelines”);

(b) prepare strategic plans and annual budgets for review by the Board of Directors, and report changes to such plans and budgets to the Board of Directors on a quarterly basis;

(c) represent the Company in connection with its origination, acquisition, retention and servicing of investments in Mortgage Assets (including the accumulation of Mortgage Loans for securitization), and all related financing activities;

(d) furnish reports and statistical and economic research to the Company regarding the Company’s investments and activities and the services performed for the Company by the Manager;

(e) monitor and provide to the Board of Directors on an on-going basis price information and other data obtained from appropriate pricing services and nationally recognized dealers that maintain markets in Mortgage Assets identified by the Board of Directors from time to time, and provide data and advice to the Board of Directors in connection with the identification of such pricing services and dealers;

(f) administer the day-to-day operations of the Company and perform or supervise the performance of such other administrative functions necessary or advisable for the management of the Company as may be agreed upon by the Manager and the Board of Directors including, without limitation, collection of the Company’s revenues and payment of the Company’s expenses, debts and obligations and maintenance of appropriate computer services to provide such administrative functions;

(g) communicate on behalf of the Company with the holders of the Company’s securities as required to satisfy the continuous reporting and other requirements of any governmental bodies or agencies to holders of such securities and third parties and to maintain effective relations with such holders of the Company’s securities;

(h) designate a servicer for those Mortgage Loans sold to the Company by originators or sellers that have elected not to service such loans and for those Mortgage Loans originated by the Company, and arrange for the monitoring and administering of any such servicer;

(i) monitor, supervise and report on delinquent loan activity affecting the Company, including making decisions as to troubled debt restructuring, loan work-out agreements and ultimate disposition of real estate acquired as a result of foreclosures;

(j) counsel the Company in connection with policy and strategic decisions to be made by the Board of Directors;

(k) upon request by and in accordance with the directions of the Board of Directors, invest or reinvest any funds of the Company;

(l) represent the Company in connection with its hedging activities consistent with the Company’s Guidelines, including those policies regarding management of interest rate risk, and the Company’s qualification as a REIT;

(m) represent the Company in connection with its securitizations for the issuance of Mortgage Securities from pools of Mortgage Loans acquired by the Company, and provide to the Company itself or through another appropriate party all services in connection with the creation of Mortgage Securities, including:

(1) serving as consultant with respect to the structuring of each class or series of Mortgage Securities;

(2) negotiating the rating requirements with rating agencies with respect to the rating of each class or series of Mortgage Securities;

(3) accumulating and reviewing all Mortgage Loans which may secure or constitute the mortgage pool for each class or series of Mortgage Securities;

(4) negotiating all agreements and credit enhancements with respect to each class or series of Mortgage Securities;

(5) issuing commitments on behalf of the Company to originate or purchase Mortgage Loans to be used to secure or constitute the mortgage pool for each class or series of Mortgage Securities;

(6) organizing and administering all activities in connection with the closing of each class or series of Mortgage Securities, including all negotiations and agreements with underwriters, trustees, servicers, master servicers and other parties; and

(7) performing such other services as may be required from time to time for completing the creation of each class or series of Mortgage Securities.

(n) provide to the Company itself or through another appropriate party all services in connection with the administration of each class or series of Mortgage Securities created by the Company;

(o) provide to the Company documentation and certifications in the form requested by the Company with respect to functions performed by the Manager relating to financial reporting and disclosure controls and procedures, upon which the Company can rely in the preparation, certification and/or filing of any reports as required by law or regulation, including federal securities laws and regulations, and to provide copies of any such documents or certificates to the Board of Directors, if so requested;

(p) provide the executive and administrative personnel, office space, equipment and services required in rendering the foregoing services to the Company, excluding space for Thornburg Mortgage Home Loans, Inc.;

(q) perform such other services as may be required from time to time for management and other activities relating to the assets or operations of the Company as the Manager shall deem necessary, advisable or appropriate under the particular circumstances;

(r) cause the Company to qualify to do business in all applicable jurisdictions as may be required from time to time under applicable state and federal laws;

(s) comply with all laws and regulations applicable to the Manager and use its best efforts to cause the Company to comply with all laws and regulations applicable to the Company; and

(t) counsel the Board of Directors and the Company regarding the maintenance of the Company’s exemption from the Investment Company Act and monitoring compliance with the requirements for maintaining an exemption from that Act.

SECTION 3. Additional Activities of Manager.

(a) Nothing herein shall prevent the Manager or any of its Affiliates from engaging in other businesses or from rendering services of any kind to any other person or entity, including investment in, or advisory service to others investing in, any type of real estate investment, including investments which meet the principal investment objectives of the Company; provided, that if the Manager engages in any activities that would require it to register as an investment adviser under the Investment Advisers Act or under other law, rule or regulation regulating investment advisers, the Manager shall register under the applicable statute no later than the date upon which the applicable statute requires registration; provided, however, that no fees, expenses or other costs incurred by the Manager in connection with or relating to (i) any registration requirements under the Investment Advisers Act or any other law, rule or regulation regulating investment advisers or (ii) the compliance by the Manager with any requirement under any such law, rule or regulation, shall be payable by the Company.

(b) Directors, officers, employees and agents of the Manager or Affiliates of the Manager may serve as directors, officers, employees, agents, nominees or signatories of the Company, to the extent permitted by their Governing Instruments, as from time to time amended, or by any resolutions duly adopted by the Board of Directors pursuant to the Company’s Governing Instruments. When executing documents or otherwise acting in such capacities for the Company, such persons shall use their respective title in the Company.

SECTION 4. Bank Accounts. At the direction of the Board of Directors, the Manager may establish and maintain one or more bank accounts in the name of the Company, and may collect and deposit funds into, and disburse funds from, any such account or accounts, under such terms and conditions as the Board of Directors may approve; and the Manager shall from time to time render appropriate accountings of such collections and payments to the Board of Directors and, upon request by the Company, to the auditors of the Company.

SECTION 5. Records; Confidentiality. The Manager shall maintain appropriate books of account and records relating to services performed hereunder, and such books of account and records shall be accessible for inspection by duly authorized representatives of the Company or other designees of the Board of Directors at any time during normal business hours. The Manager shall provide to the Compensation Committee of the Board of Directors (or if there is no Compensation Committee, to the Board of Directors), copies of its financial statements with respect to its operations related to this Agreement or concerning the Company, on an annual and quarterly basis, with such financial information to be made available at the next regularly scheduled meeting following the completed quarter or year end. The Manager shall keep confidential any and all information it obtains from time to time in connection with the services it renders under this Agreement and shall not disclose any portion thereof to non-affiliated third parties except with the prior written consent of the Company and the Board of Directors, or except as may be required by applicable law, judicial process or regulatory request, provided that the Manager may disclose such information to its attorneys, accountants, consultants, and other professionals to the extent necessary in connection with utilizing their services; provided further that such recipients are advised of the confidentiality of such information. The Company shall keep confidential any and all information it obtains from time to time from the Manager in connection with the services it receives under this Agreement and shall not disclose any portion thereof to non-affiliated third parties except with the prior written consent of the Manager, or except as may be required by applicable law, judicial process or regulatory request; provided that the Company and the Board of Directors may disclose such information to their attorneys, accountants, consultants, and other professionals to the extent necessary in connection with utilizing their services; provided further that such recipients are advised of the confidentiality of such information.

SECTION 6. Obligations of Manager.

(a) The Manager shall require each seller or transferor of Mortgage Assets to the Company to make such representations and warranties regarding such Mortgage Assets as may be, in the judgment of the Manager, necessary, advisable and appropriate. In addition, the Manager shall take such other action as it deems necessary, advisable or appropriate with regard to the protection of the Company’s investments.

(b) The Manager shall refrain from any action which would adversely affect the status of the Company or, if applicable, any subsidiary of the Company, as a REIT or which would violate any law, rule or regulation of any governmental body or agency having jurisdiction over the Company or any such subsidiary or which would otherwise not be permitted by the Company’s or such subsidiary’s Governing Instruments. If the Manager is ordered to take any such action by the Board of Directors, the Manager shall promptly notify the Board of Directors of the Manager’s judgment that such action would adversely affect such status or violate any such law, rule or regulation or the Governing Instruments. The Manager, its directors, officers, shareholders and employees shall not be liable to the Company, the Independent Directors or the Company’s shareholders, for any act or omission by the Manager, its directors, officers, shareholders or employees, except as provided in Section 11 of this Agreement.

SECTION 7. Compensation.

(a) Base Management Fee.

(1) For services rendered under this Agreement, the Company shall pay to the Manager, commencing with the month in which the Effective Date occurs, a monthly base management fee of $2 million per month.

(2) The Company shall pay to the Manager the applicable portion of the base management fee payable pursuant to this Section 7(a) for each month within thirty (30) days after the end of each such month. Payments of the applicable portion of the base management fee shall be pro-rated based on the number of days elapsed during any partial month.

(b) Incentive Compensation.

(1) Commencing with the quarter beginning after the termination of the Override Agreement, in addition to the base management fee, the Manager shall receive incentive compensation (“Incentive Compensation”) for each fiscal quarter as follows: the Manager shall receive Incentive Compensation in an amount equal to five percent (5%) (the “Incentive Percentage”) of the Net Income of the Company, before Incentive Compensation, in excess of the amount of Net Income that would produce an annualized Return on Equity equal to the Ten Year U.S. Treasury Rate (average of weekly average yield to maturity for U.S. Treasury securities (adjusted to a constant maturity of ten (10) years) as published weekly by the Federal Reserve Board in publication H.15 during a quarter) plus one percent (1%).

(2) Notwithstanding anything to the contrary in this Section 7(b), if, during the term of this Agreement, Net Income for any fiscal quarter falls below zero (the “Suspension Quarter”), the payment of the Incentive Compensation shall be suspended until the fiscal quarter (the “Incentive Compensation Reinstatement Quarter”) in which the sum of the Net Income for each fiscal quarter from the Suspension Quarter up to and including the Incentive Compensation Reinstatement Quarter first exceeds zero (such amount, the “Aggregate Net Income”). For each Incentive Compensation Reinstatement Quarter, the amount of Net Income to be used to calculate the Incentive Compensation pursuant to this 7(b) shall equal the Aggregate Net Income as of the end of such Incentive Compensation Reinstatement Quarter.

(3) The Incentive Compensation calculation and payment shall be made quarterly in arrears. The Manager shall compute the Incentive Compensation payable under this Section 7(b) within forty-five (45) days after the end of each fiscal quarter and present such calculations to the Compensation Committee of the Board of Directors (or, if there is no Compensation Committee, to the Board of Directors). The Company shall pay the Incentive Compensation with respect to each fiscal quarter within fifteen (15) days following the delivery to the Compensation Committee of the Board of Directors (or, if there is no Compensation Committee, to the Board of Directors) of the Manager’s written statement setting forth the computation of the Incentive Compensation for such quarter.

(c) If loans are made to the Company by an Affiliate of the Manager, the maximum amount of interest that may be charged by such Affiliate shall be the prime rate publicly announced by Citibank, N. A. from time to time plus one percent (1%) per year.

SECTION 8. Expenses of the Company. The Company shall pay its Operating Expenses as set forth in Section I of Annex A attached hereto, and shall reimburse the Manager for those documented Operating Expenses that the Manager reasonably incurred on its behalf in furtherance of the Manager’s responsibilities under this Agreement. The reimbursable expenses of the Manager shall include, without limitation, the amount of any New Mexico Gross Receipts Tax (the “Gross Receipts Tax”) which the Manager becomes obligated to pay based on the base management fees, Incentive Compensation and any other receipts which the Manager derives in connection with its service to the Company. The Manager shall be responsible for its own costs and expenses of operation as set forth in Section II of Annex A attached hereto.

SECTION 9. Annual Operating Expenses Limitation Requiring Reimbursement by the Manager.

(a) Subject to the adjustment as provided in paragraph (b), Operating Expenses reasonably incurred by the Manager on behalf of the Company shall be reimbursed monthly to the Manager within thirty (30) days after the end of each month. The Manager shall prepare a statement documenting the Operating Expenses of the Company and those incurred by the Manager on behalf of the Company during each month, and shall deliver such statement to the Company within fifteen (15) days after the end of each month. The Manager shall prepare a summary report of the Operating Expenses of the Company and those incurred by the Manager on behalf of the Company during each quarter, and shall provide such summary to the

Compensation Committee of the Board of Directors of the Company (or if there is no Compensation Committee, to the Board of Directors) at the next regularly scheduled meeting following the completed quarter of the Compensation Committee of the Board of Directors of the Company (or if there is no Compensation Committee, to the Board of Directors).

(b) Within one hundred twenty (120) days after the end of each of the Company’s fiscal years, the Manager shall reimburse the Company for any expense reimbursement received by the Manager from the Company hereunder with respect to such fiscal year to the extent that the Operating Expenses of the Company for such fiscal year exceed the greater of two percent (2%) of its Average Net Worth or twenty five percent (25%) of its Net Income for such fiscal year; unless a majority of the Independent Directors determines that, based upon such unusual or nonrecurring factors which they deem sufficient, a higher level of expenses is justified for such fiscal year, in which case, the excess expenses attributable to that one fiscal year shall be payable to the Manager in succeeding fiscal years to the extent that the expenses of the Company in any succeeding fiscal year are less than the greater of two percent (2%) of its Average Net Worth or twenty five percent (25%) of its Net Income for such fiscal year. Any such finding of the Independent Directors regarding the justification of a higher level of expenses for any fiscal year shall be recorded in the minutes of the Board of Directors. The determination of Net Income for purposes of calculating the Operating Expenses limitation will include any Incentive Compensation payable for such period. The amount of any Gross Receipts Tax reimbursed by the Company to the Manager pursuant to Section 8 above is not subject to the Operating Expenses limitation set forth above.

(c) The provisions of this Section 9 shall survive the expiration or earlier termination of this Agreement to the extent such expenses have previously been incurred or are incurred in connection with such expiration or termination.

SECTION 10. Monitoring Servicing. The Manager will monitor and administer the servicing of the Company’s Mortgage Loans. Such monitoring and administrative services will include, but not be limited to, the following activities: serving as the Company’s consultant with respect to the servicing of Mortgage Loans; collection of information and submission of reports pertaining to the Mortgage Loans and to moneys remitted to the Manager or the Company by servicers; periodic review and evaluation of the performance of each servicer to determine its compliance with the terms and conditions of the applicable servicing agreement and, if deemed appropriate, recommending to the Company the termination of such servicing agreement; acting as a liaison between servicers and the Company and working with servicers to the extent necessary to improve their servicing performance; review of and recommendations as to fire losses, easement problems, condemnation, delinquency, foreclosing and other reports on Mortgage Loans; supervising claims filed under any mortgage insurance policies; and enforcing the obligation of any servicer to repurchase Mortgage Loans from the Company. The Manager may enter into subcontracts with other parties, including its Affiliates, to provide any such services for the Manager; provided, however, all such subcontractors shall then be subject to the terms of this Agreement and the Manager shall provide written notice of such subcontracts to the Company; and, provided further, in no event shall any such subcontracts or subcontractors contravene the Manager’s obligations and limitations set forth in Section 3(a) of this Agreement. For purposes of clarification, expenses incurred by the Manager to perform the functions described above are to be considered Operating Expenses, as set forth in Section I of Annex A attached hereto.

SECTION 11. Limits of Manager Responsibility.

(a) The Manager assumes no responsibility under this Agreement other than to render the services called for hereunder in good faith and shall not be responsible for any action of the Board of Directors in following or declining to follow any advice or recommendations of the Manager. The Manager, its directors, officers, shareholders and employees will not be liable to the Company, the Independent Directors or the Company’s shareholders for any acts or omissions by the Manager, its directors, officers, shareholders or employees under or in connection with this Agreement, except by reason of acts constituting bad faith, willful misconduct, gross negligence or reckless disregard of their duties. The Company shall reimburse, indemnify and hold harmless the Manager, its directors, officers, shareholders and employees of and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including, without limitation, attorneys’ fees) in respect of or arising from any acts or omissions of the Manager, its directors, officers, shareholders and employees made in good faith in the performance of the Manager’s duties under this Agreement and not constituting bad faith, willful misconduct, gross negligence or reckless disregard of its duties.

(b) The Manager shall reimburse, indemnify and hold harmless the Company or any of its directors, officers, shareholders and employees from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including, without limitation, attorneys’ fees) arising out of any intentional misstatements of fact made by the Manager in connection with the issuance of commitments to purchase Mortgage Assets on behalf of the Company and the purchase of Mortgage Assets by the Company resulting from such commitments, or any act constituting bad faith, willful misconduct, gross negligence or reckless disregard of the Manager’s duties under this Agreement.

SECTION 12. No Joint Venture. The Company and the Manager are not partners or joint venturers with each other and nothing herein shall be construed to make them such partners or joint venturers or impose any liability as such on either of them.

SECTION 13. Evaluation of Manager; Senior Management Oversight.

(a) Evaluation of Manager. The Independent Directors, at least annually, shall determine that the compensation paid to the Manager is reasonable in relation to the nature and quality of services performed and shall review and evaluate the performance of the Manager to determine that the provisions of this Agreement are being carried out. The Independent Directors shall also determine at least annually that the total Operating Expenses of the Company are reasonable in light of all relevant factors. Each such determination shall be based upon the following factors and all other factors the Independent Directors may deem relevant and the findings of the Independent Directors on each of such factors shall be recorded in the minutes of the Board of Directors:

(1) the size of the management fee in relation to the size, composition and profitability of the investment portfolio of the Company;

(2) the success of the Manager in generating opportunities that meet the investment objectives of the Company;

(3) if available, the fees charged by advisers performing similar services to other REITs and investors which are externally managed, and the profitability, dividend yield and operating expense ratios of the Company in comparison to those of other REITs and entities performing similar functions which are internally managed;

(4) additional revenues realized by the Manager and its Affiliates through their relationship with the Company, if any, whether paid by the Company or by others with whom the Company does business;

(5) the quality and extent of service and advice furnished to the Company;

(6) the performance of the investment portfolio of the Company, including income, conservation or appreciation of capital, frequency of problem investments and competence in dealing with distress situations; and

(7) the quality of the investment portfolio of the Company.

(b) Review and Approval of Senior Management Compensation. The Compensation Committee of the Board of Directors (or, if there is no Compensation Committee, the Board of Directors) shall review and approve the compensation (including, but not limited to, salary, bonus and incentive awards) proposed to be paid by the Manager to all officers of the Company with the rank of Vice President and above, on at least an annual basis or upon the appointment or promotion of any officer to a position of the appropriate rank. In its review, the Compensation Committee (or, if there is no Compensation Committee, the Board of Directors) shall consider the individual’s level of responsibility, his or her title, his or her performance in light of the achievement by the Company of stated shareholder goals and recommendations from management in determining whether or not to approve the proposed compensation.

(c) Review and Approval of Senior Management Appointments. The Compensation Committee of the Board of Directors (or, if there is no Compensation Committee, the Board of Directors) shall review and approve the hiring or termination of any officer of the Company appointed by Section 1 of Article V of the Company Bylaws or any person who will serve as an “officer” of the Company as defined in Rule 16a-1 of the Rules and Regulations under the Securities Exchange Act of 1934.

SECTION 14. Term; Termination Without Cause; Name Change Upon Termination of Management Agreement.

(a) Term. This Agreement shall commence on the Effective Date and shall continue in force until the next regularly scheduled Board of Directors meeting of the Company following the tenth anniversary of the Effective Date, and thereafter, it may be extended only with the consent of the Manager and by the affirmative vote of a majority of the Board of Directors, including a majority of the Independent Directors. Each extension shall be executed in writing by the parties hereto before the expiration of this Agreement or any extension thereof. Each such extension shall not exceed a term of ten (10) years.

(b) Termination Without Cause. Notwithstanding any other provision to the contrary, this Agreement, or any extension hereof, may be terminated without cause by the Company, by majority vote of the Independent Directors or by majority vote of the Company’s shareholders, upon sixty (60) days written notice. If this Agreement is terminated pursuant to this Section 14(b), such termination shall be subject to the provisions of Section 18 of this Agreement.

(c) Termination Upon Insolvency of Company. Notwithstanding any other provision to the contrary, this Agreement, or any extension hereof, may be terminated by the Company, by majority vote of the Independent Directors or by majority vote of the Company’s shareholders, upon ten (10) business days written notice, if there is entered an order for relief or similar decree or order with respect to the Company by a court having competent jurisdiction in an involuntary case under the federal bankruptcy laws as now or hereafter constituted or under any applicable federal or state bankruptcy, insolvency or similar laws; or the Company (i) ceases, or admits in writing its inability to pay its debts as they become due and payable, or makes a general assignment for the benefit of, or enters into any composition or arrangement with, creditors; (ii) applies for, or consents (by admission of material allegations of a petition or otherwise) to the appointment of a receiver, trustee, assignee, custodian, liquidator or sequestrator (or other similar official) of the Company or of any substantial part of its properties or assets, or authorizes such an application or consent, or proceedings seeking such appointment are commenced without such authorization, consent or application against the Company and continue undismissed for thirty (30) days; (iii) authorizes or files a voluntary petition in bankruptcy, or applies for or consents (by admission of material allegations of a petition or otherwise) to the application of any bankruptcy, reorganization, arrangement, readjustment of debt, insolvency, dissolution, liquidation or other similar law of any jurisdiction, or authorizes such application or consent, or proceedings to such end are instituted against the Company without such authorization, application or consent and are approved as properly instituted and remain undismissed for thirty (30) days or result in adjudication of bankruptcy or insolvency; or (iv) permits or suffers all or any substantial part of its properties or assets to be sequestered or attached by court order and the order remains undismissed for thirty (30) days. If this Agreement is terminated pursuant to this Section 14(c), such termination shall be subject to the provisions of Section 18 of this Agreement.

(d) Name Change Upon Termination of Management Agreement. The Company agrees that if at any time the Manager or any Affiliate of the Manager shall cease to serve generally as Manager of the Company, the Company shall promptly take all such reasonably necessary acts to, within a commercially reasonable period (provided that such period shall in no event be more than 120 days), cease commercial use of the name “Thornburg” with reference to any activities of the Company and shall create a fictitious name of the Company to a name that does not include “Thornburg” or any approximation thereof. The Company shall also have the Board of Directors of the Company promptly approve an amendment to the articles of incorporation of the Corporation as permitted by Section 2-605 of the Maryland Corporations Code to change the name of the Company to a name that does not include “Thornburg” or any approximation thereof and to promptly file such amendment with the Secretary of State of Maryland, and to take all other action to cause its Governing Instruments to be so similarly amended.

SECTION 15. Assignments.

(a) This Agreement shall terminate automatically in the event of its assignment, in whole or in part, by the Manager, unless the Company (with the approval of a majority of the Independent Directors) consents in writing to such assignment in advance. Any such assignment shall bind the assignee hereunder in the same manner as the Manager is bound. In addition, the assignee shall execute and deliver to the Company a counterpart of this Agreement naming such assignee as Manager. This Agreement shall not be assigned by the Company without the prior written consent of the Manager, except in the case of assignment by the Company to a REIT or other entity which is a successor (by merger, consolidation or purchase of assets) to the Company, in which case such successor entity shall be bound hereunder and by the terms of such assignment in the same manner as the Company is bound hereunder.

(b) Notwithstanding any provision of this Agreement to the contrary, subject to Section 3(a), the Manager may subcontract and assign any or all of its responsibilities under Sections 2(k), 2(1) and 10 of this Agreement to any of its Affiliates, and the Company hereby consents to any such assignment and subcontracting.

SECTION 16. Termination by Company or Independent Directors for Cause.

(a) This Agreement shall terminate upon thirty (30) days written notice of termination from the Company or a majority of the Independent Directors to the Manager if any of the following events shall occur:

(1) if the Manager shall materially breach any provision of this Agreement and, after notice of such breach, shall not cure such breach within thirty (30) days of the receipt of such notice; or

(2) if the Manager commits any act of fraud, gross negligence, bad faith, willful misconduct or criminal misconduct in connection with the performance of its duties and obligations hereunder, which has not been cured within thirty (30) days after written notice from the Company specifying such conduct and stating that such conduct constitutes cause for termination pursuant to this Section 16(a); or

(3) there is entered an order for relief or similar decree or order with respect to the Manager by a court having competent jurisdiction in an involuntary case under the federal bankruptcy laws as now or hereafter constituted or under any applicable federal or state bankruptcy, insolvency or similar laws; or the Manager (i) ceases, or admits in writing its inability to pay its debts as they become due and payable, or makes a general assignment for the benefit of, or enters into any composition or arrangement with, creditors; (ii) applies for, or consents (by admission of material allegations of a petition or otherwise) to the appointment of a receiver, trustee, assignee, custodian, liquidator or sequestrator (or other similar official) of the Manager or of any substantial part of its properties or assets, or authorizes such an application or consent, or proceedings seeking such appointment are commenced without such authorization, consent or application against the Manager and continue undismissed for thirty (30) days; (iii) authorizes or files a voluntary petition in bankruptcy, or applies for or consents (by admission of material allegations of a petition or otherwise) to the application of any bankruptcy, reorganization, arrangement, readjustment of debt, insolvency, dissolution, liquidation or other similar law of any jurisdiction, or authorizes such application or consent, or proceedings to such end are instituted against the Manager without such authorization, application or consent and are approved as properly instituted and remain undismissed for thirty (30) days or result in adjudication of bankruptcy or insolvency; or (iv) permits or suffers all or any substantial part of its properties or assets to be sequestered or attached by court order and the order remains undismissed for thirty (30) days.

(b) If any of the events specified in Section 16(a) of this Agreement shall occur, the Manager shall give prompt written notice thereof to the Board of Directors upon the occurrence of such event.

SECTION 17. Termination by the Manager. This Agreement shall terminate upon one hundred twenty (120) days written notice of termination from the Manager.

SECTION 18. Action Upon Termination.

(a) From and after the effective date of termination of this Agreement, pursuant to Sections 14(b), 14(c), 15, 16 or 17 of this Agreement, the Manager shall not be entitled to compensation for further services hereunder, except pursuant to any separate written management termination agreement that may hereafter be negotiated by the parties, but shall be paid all compensation accruing to the date of termination, including any Incentive Compensation which may be owed pursuant to Section 7(b) of this Agreement. Upon such termination, the Manager shall forthwith:

(1) after deducting any accrued compensation and reimbursement for the Operating Expenses to which it is then entitled, pay over to the Company all money collected and held for the account of the Company pursuant to this Agreement;

(2) deliver to the Board of Directors a full accounting, including a statement showing all payments collected by it, all money held by it and all Operating Expenses incurred by it on behalf of the Company, covering the period following the date of the last accounting furnished to the Board of Directors with respect to the Company to the effective date of termination of this Agreement;

(3) pay to the Company all sums set forth on the accounting referenced in Section 18(a)(2) above; and

(4) deliver to the Board of Directors all property and documents of the Company then in the custody of the Manager.

(b) Upon the occurrence of a termination of this Agreement by the Company without cause pursuant to an “Acquisition Event” (as described below), the Company shall pay the Manager, on the date such termination in effective, a termination fee (the “Termination Fee”) equal to the amount of three (3) times the sum of the annualized Base Management Fee earned by the Manager during the 12-month period immediately preceding the date of such termination. The obligation of the Company to pay the Termination Fee shall survive the termination of this Agreement.

(c) “Acquisition Event” means (A) the acquisition by any person or entity who or which, together with all Affiliates and associates of such person or entity, shall become the beneficial owner of twenty percent (20%) or more of the Company’s common stock then outstanding, other than the Company, any of its subsidiaries, or any employee benefit plan thereof, or any beneficial owner of five percent (5%) or more of the Company’s common stock on the date hereof (collectively, “Excluded Entities”), through an unsolicited tender offer or exchange offer or other acquisition of such number of shares by such person or entity, or (B) individuals who, on the date hereof, constituted the Board of Directors (together with any new directors whose election by the Board of Directors or whose nomination for election by the Company’s shareholders was approved by a vote of a majority of directors then still in office who were either directors on the date hereof or whose election or nomination for election was previously so approved) cease to constitute a majority of the Board of Directors then in office as a result of the acquisition of a controlling interest in the outstanding voting stock of the Company by any person or entity, other than any Excluded Entity, or (C) a merger, consolidation, or reorganization between the Company and another entity with the Company being either the surviving entity or the acquired entity whereby the beneficial owners of the Company’s common stock immediately prior to such transaction do not continue to beneficially own the majority of the common stock of the surviving entity immediately following such transaction, or the transfer of assets into the Company whereby twenty percent (20%) or more of the Company’s common stock then outstanding or securities exercisable or convertible into such common stock is acquired by any person or entity (other than any Excluded Entity). Notwithstanding anything in this Agreement to the contrary, no Acquisition Event shall be deemed to have occurred solely as a result of the events above occurring in connection with the execution of the Financing Transaction Agreement, the consummation of the Financing Transaction, or any subsequent transaction related to the Financing Transaction, including but not limited to, a repurchase, redemption, conversion or exchange of the securities issued in the Financing Transaction or as a result of the issuance of any securities as part of a transaction to repurchase, redeem, convert or exchange securities related to any other debt securities of the Company or any of its affiliates that are outstanding as of the date hereof.

(d) Upon the occurrence of the termination of this Agreement by the Company without cause, by majority vote of the Independent Directors or by majority vote of the Company’s shareholders in accordance with Section 14(b) of this Agreement that is not in connection with an Acquisition Event, the Company shall pay the Manager, on the date such termination in effective, a Termination Fee equal to the amount of one and one-half (1.5) times the sum of the annualized Base Management Fee earned by the Manager during the 12-month period immediately preceding the date of such termination. The obligation of the Company to pay the Termination Fee shall survive the termination of this Agreement.

(e) Upon a termination of this Agreement, the Company shall, at its option, have the right to acquire, for no additional consideration other than any applicable Termination Fees set forth in Section 18(b) and (d) above, substantially all of the fixed assets, books and records and IP (as defined in Section 22 below) of the Manager that are substantially used in the management or operations of the Company (and for further clarification which shall expressly exclude the assets set forth on Schedule 18(e) hereto), on an as is and where is basis free and clear of all liens and encumbrances other than purchase money security interests or other rights and liens incurred in the acquisition of such assets. Additionally, pursuant to any termination, the Manager shall assist in providing reasonable transitional services as may be necessary or desirable to transition the services provided under this Agreement to another person or entity designated by the Company’s Board of Directors (including to the Company or any of its equity holders), as well as transition shared services and other assets not to be transferred pursuant to this section, in an orderly and efficient manner but in no event greater than 120 days after such termination and during such transition period the Base Management Fee and any Incentive Compensation, if applicable, shall continue to accrue at the same rate as if termination had not occurred.

SECTION 19. Release of Money or Other Property Upon Written Request. The Manager agrees that any money or other property of the Company held by the Manager under this Agreement shall be held by the Manager as custodian for the Company, and the Manager’s records shall be appropriately marked clearly to reflect the ownership of such money or other property by the Company. Upon the receipt by the Manager of a written request signed by a duly authorized officer of the Company requesting the Manager to release to the Company any money or other property then held by the Manager for the account of the Company under this Agreement, the Manager shall release such money or other property to the Company within a reasonable period of time, but in no event later than thirty (30) days following such request. The Manager shall not be liable to the Company, the Independent Directors or the Company’s shareholders for any acts performed or omissions to act by the Company in connection with the money or other property released to the Company in accordance with this Section. Subject to the foregoing, the Company shall indemnify the Manager, its directors, officers, shareholders and employees against any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever, which arise in connection with the Manager’s release of such money or other property to the Company in accordance with the terms of this Section 19. Indemnification pursuant to this provision shall be in addition to any right of the Manager to indemnification under Section 11 of this Agreement.

SECTION 20. Use of Name. Upon a written request of the Manager, the Company shall promptly take all such reasonably necessary acts to, within a commercially reasonable period (provided that such period shall in no event be more than 120 days), cease commercial use of the name “Thornburg” with reference to any activities of the Company and shall create a fictitious name of the Company to a name that does not include “Thornburg” or any approximation thereof. The Company shall also have the Board of Directors of the Company promptly approve an amendment to the articles of incorporation of the Corporation as permitted by Section 2-605 of the Maryland Corporations Code to change the name of the Company to a name that does not include “Thornburg” or any approximation thereof and to promptly file such amendment with the Secretary of State of Maryland, and to take all other action to cause its Governing Instruments to be so similarly amended.

SECTION 21. Representations and Warranties.

(a) The Company hereby represents and warrants to the Manager as follows:

(1) The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has the corporate power to own, hold, lease and operate its assets and/or properties and to transact the business in which it is now engaged and is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership or lease of assets and/or properties or the conduct of its business requires such qualification, except where the failure to be so qualified and in good standing would not in the aggregate have a material adverse effect on the business, operations, assets or financial condition of the Company and its subsidiaries, taken as a whole. The Company does not do business under any fictitious business name.

(2) The Company has the corporate power and authority to execute, deliver and perform this Agreement and all obligations required hereunder and has taken all necessary corporate action to authorize this Agreement on the terms and conditions hereof and the execution, delivery and performance of this Agreement and all obligations required hereunder. No consent of any other person including, without limitation, shareholders and creditors of the Company, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required by the Company in connection with this Agreement or the execution, delivery, performance, validity or enforceability of this Agreement and all obligations required hereunder. This Agreement has been, and each instrument or document required hereunder will be, executed and delivered by a duly authorized officer of the Company, and this Agreement constitutes, and each instrument or document required hereunder when executed and delivered hereunder will constitute, the legally valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

(3) The execution, delivery and performance of this Agreement and the documents or instruments required hereunder, will not violate any provision of any existing law or regulation binding on the Company, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on the Company, or the Governing Instruments of, or any securities issued by, the Company or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which the Company is a party or by which the Company or any of its assets may be bound, the violation of which would have a material adverse effect on the business, operations, assets or financial condition of the Company and its subsidiaries, taken as a whole, and will not result in, or require, the creation or imposition of any lien on any of its properties, assets or revenues pursuant to the provisions of any such mortgage, indenture, lease, contract or other agreement, instrument or undertaking.

(4) Nothing in this Agreement shall or is intended to contravene any fact or representation set forth in any prospectus, registration statement, annual report or quarterly report as filed by the Company with the Securities and Exchange Commission.

(b) The Manager hereby represents and warrants to the Company as follows:

(1) The Manager is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has the corporate power to own, hold, lease and operate its assets and/or properties and to transact the business in which it is now engaged and is duly qualified to do business and is in good standing under the laws of each jurisdiction where its ownership or lease of assets and/or properties or the conduct of its business require such qualification, except where the failure to be so qualified and in good standing would not in the aggregate have a material adverse effect on the business, operations, assets or financial condition of the Manager. The Manager does not do business under any fictitious business name and it has no subsidiaries.

(2) The Manager has the corporate power and authority to execute, deliver and perform this Agreement and all obligations required hereunder and has taken all necessary corporate action to authorize this Agreement on the terms and conditions hereof and the execution, delivery and performance of this Agreement and all obligations required hereunder. No consent of any other person including, without limitation, shareholders and creditors of the Manager, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required by the Manager in connection with this Agreement or the execution, delivery, performance, validity or enforceability of this Agreement and all obligations required hereunder. This Agreement has been, and each instrument or document required hereunder will be, executed and delivered by a duly authorized agent of the Manager, and this Agreement constitutes, and each instrument or document required hereunder when executed and delivered hereunder will constitute, the legally valid and binding obligation of the Manager enforceable against the Manager in accordance with its terms.

(3) The execution, delivery and performance of this Agreement and the documents or instruments required hereunder, will not violate any provision of any existing law or regulation binding on the Manager, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on the Manager, or any securities issued by the Manager or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which the Manager is a party or by which the Manager or any of its assets may be bound, the violation of which would have a material adverse effect on the business, operations, assets or financial condition of the Manager, and will not result in, or require, the creation or imposition of any lien on any of its properties, assets or revenues pursuant to the provisions of any such mortgage, indenture, lease, contract or other agreement, instrument or undertaking.

(4) The Manager is not currently required to register as an investment adviser under the Investment Advisers Act, or under any state law regulating investment advisers.

SECTION 22. Intellectual Property.

(a) In addition to and not limiting any right to acquire certain assets, including, without limitation IP, as provided in Section 18(e) or any right otherwise contained herein, the Manager hereby grants to the Company a royalty free, non-exclusive, perpetual, sublicensable, transferable, source code and object code right and license to use, solely for the internal business operations of the Company or any successor thereof, all IP, other than the commercial use of the name “Thornburg” as provided in Section 20, associated with the Company or the management thereof and owned or licensed by the Manager as of the date hereof and any such IP acquired or developed and owned or licensed after the date hereof and up to the date of any termination, associated with the Company or the management thereof. The Manager shall deliver copies of such IP from time to time to the Company and in any event immediately upon termination of this Agreement.

(b) “IP” means all intellectual property, industrial property and proprietary rights, including without limitation: (a) patents, patent applications and statutory invention registrations, including reissues, divisions, continuations, continuations in part, renewals, extensions and reexaminations thereof, all patents that may issue on such applications, documented unpatented invention disclosures, and all rights therein provided by international treaties or conventions, (b) copyrightable works, whether or not registered, and registrations and applications for registration thereof, and all rights therein provided by international treaties or conventions, (c) confidential and proprietary information, including trade secrets, processes and know-how, (d) all computer programs, including any and all software implementation of algorithms, models, and methodologies, whether in source code, object code, human readable form or other form, and (e) trademarks, service marks, trade dress, logos, internet domain names, any and all common law rights thereto, and registrations and applications for registration thereof, all rights therein provided by international treaties or conventions, and all reissues, extensions and renewals of any of the foregoing, and in each case including, for the avoidance of doubt and without limitation, any such intellectual property, industrial property and proprietary rights related to the maintenance, origination, ownership or management of Mortgage Assets.

SECTION 23. Notice. Unless expressly provided otherwise herein, all notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally, sent by nationally recognized overnight courier (providing proof of delivery) or mailed by prepaid registered or certified mail (return receipt requested) of by facsimile transmission (providing confirmation of transmission). Any notice shall be duly addressed to the parties as follows:

If to the Company:	150 Washington Avenue, Suite 302
Santa Fe, NM 87501 (thru Feb. 28, 2009)

After February 28, 2009:

2300 North Ridgetop Road
Santa Fe, NM 87506
Attention: Larry A. Goldstone

Copy to:	Karen A. Dempsey, Esq.
Orrick, Herrington & Sutcliffe LLP
405 Howard Street
San Francisco, CA 94105

If to the Manager:	150 Washington Avenue, Suite 302
Santa Fe, NM 87501
Attention: Garrett Thornburg
Larry A. Goldstone

Either party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 23 for the giving of notice.

SECTION 24. Binding Nature of Agreement; Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns as provided herein.

SECTION 25. Entire Agreement; Amendment. This Agreement contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing approved by the Company (including a majority of the Independent Directors) and the Manager.

SECTION 26. Controlling Law. This Agreement and all questions relating to its validity, interpretation, performance and enforcement shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of New Mexico, notwithstanding any New Mexico or other conflict of law provisions to the contrary.

SECTION 27. Annexes. All Annexes referred to herein or attached hereto are hereby incorporated by reference into, and made an integral part of, this Agreement.

SECTION 28. Indulgences, Not Waivers. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

SECTION 29. Titles Not to Affect Interpretation. The titles of paragraphs and subparagraphs contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.

SECTION 30. Execution in Counterparts. This Agreement may be executed in any number of counterparts, including electronically transmitted counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

SECTION 31. Provisions Separable. The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

SECTION 32. Gender. Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

SECTION 33. Computation of Interest. Interest will be computed on the basis of a 360-day year consisting of twelve (12) months of thirty (30) days each.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Management Agreement as of the date first written above.

“Company”

THORNBURG MORTGAGE, INC. a Maryland corporation

By:	/s/ Larry A. Goldstone
Larry A. Goldstone, Chief Executive Officer and President

“Manager”

THORNBURG MORTGAGE ADVISORY CORPORATION, a Delaware corporation

By:	/s/ Garrett Thornburg
Garrett Thornburg, Chairman

ANNEX A

Definition of “Operating Expenses”

I. The term “Operating Expenses” means all of the ordinary and necessary operating expenses of the Company of every type including, but not limited to, costs of originating loans directly, acquiring loans through correspondent, bulk or other loan acquisition channels, securitizing, selling, hedging, owning, carrying, servicing and monitoring the servicing or subservicing of, and disposing of the Company’s portfolio of Mortgage Loans, Mortgage Securities and other assets, including the costs of software and costs of equipment related thereto, and costs of organizing any subsidiary of the Company, costs of issuing, servicing, paying dividends or interest on, selling or reacquiring any instrument or security or mortgage asset (whether or not a security), costs preparatory to entering into a business or activity, costs of providing office space for Thornburg Mortgage Home Loans, Inc., costs of winding up or disposing of a business or activity, interest, points, fees, finance costs, costs of maintaining compliance with governmental requirements of any type, taxes, losses, bad debts of any type, in each case incurred by or on behalf of the Company regardless whether such expenses and costs would be treated as current costs or expenses for tax purposes or under generally accepted accounting principles. Such costs and expenses shall include all compensation costs, equipment and a pro rata portion of overhead expenses of the personnel employed by the Manager or the Company to perform the foregoing services for the Company, other than as set forth in Section II below.

II. The term “Operating Expenses” of the Company shall not include the following:

(A) employment expenses of the Manager’s personnel who are performing management services for the Manager (including directors, officers, and employees of the Company who are directors, officers, or employees of the Manager or its Affiliates), other than the expenses of those employee services listed in Section I above, based on activities that are not related to the services being provided to the Company hereunder;

(B) rent for the Manager, telephone, utilities, and office equipment, furnishings and other office and overhead-related expenses of the Manager in connection with those employees providing management services for the Manager, other than the expenses of those employee services listed in Section I above; and

(C) fees, expenses or other costs incurred by the Manager in connection with or otherwise relating to (i) any registration requirements under the Investment Advisers Act or any other law, rule or regulation regulating investment advisers or (ii) the compliance by the Manager with any requirement under any such law, rule or regulation.

SCHEDULE 18(e)

Excluded Assets

The following assets of the Manager shall be expressly excluded from the assets that may be transferred to the Company pursuant to Section 18(e) of the Agreement:

•	Any interest in Ridgetop Road LLC or other successor leasehold interest or other interest in any real property located at 2300 North Ridgetop Road. Santa Fe, New Mexico

•

Any interest in any leasehold improvements currently located or currently contemplated to be located or associated with real property located at 2300 North Ridgetop Road. Santa Fe, New Mexico (which shall include furniture, building equipment, telephone systems and related items) and replacements thereof. For the avoidance of doubt, computer equipment, computer or file servers, software or other IP (subject to the Section 22 of the Agreement) and the data contained therein, copiers and similar office equipment shall not constitute Excluded Assets.

•

Any interest in any aircraft, cars or other vehicles now or hereinafter owned, leased or otherwise used by the Manager or any affiliates of the Manager as well as the Manager’s interest in Investair 300 LLC, which owns the hanger for aircraft and miscellaneous equipment for the aircraft